Exhibit 99.1

Tennessee Commerce Bancorp Reports Record Fourth Quarter and 2006 Results

          FRANKLIN, Tenn., Jan. 24 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) today reported record net income, loans and deposits for the fourth quarter and year ended December 31, 2006.

          Fourth quarter net income rose 48.3% to $1.6 million, or $0.33 per diluted shares, for the quarter ended December 31, 2006 compared with $1.1 million, or $0.30 per diluted share, for the fourth quarter in 2005.

          “Tennessee Commerce reported record earnings in 2006 due to strong growth in loans, net interest income and improved operating efficiencies,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “Loan volume jumped 56.5% to $538.6 million in the fourth quarter of 2006 compared with the prior year and was a primary factor in net interest income rising 52.9% to $5.6 million. Our growth in loan volume also allowed us to sell a record amount of loans in 2006.  We have been very successful in building income through loan sales and syndication of larger loans.

          “We continued to leverage our business banking model in 2006.  We achieved an industry leading efficiency ratio of 39.08% in the fourth quarter.  At the end of the fourth quarter, our average assets per employee of $12.5 million were over three and a half times higher than the Tennessee bank average of $3.5 million per employee,” continued Mr. Sapp.

          Fourth Quarter

          Interest income rose 77.4% to $12.5 million, up from $7.0 million in the fourth quarter of 2005.  The growth in interest income was primarily due to a 52.3% increase in average loans to $497.6 million for the fourth quarter of 2006.  Net interest income rose 52.9% to $5.6 million for the fourth quarter of 2006 compared with $3.6 million for the fourth quarter of 2005.  The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin.  Net interest margin was 3.80% in the fourth quarter of 2006 compared with 3.97% in the fourth quarter of 2005.

          Provision for loan losses rose 33.3% to $1.2 million for the fourth quarter of 2006 compared with $0.9 million for the fourth quarter of 2005. Net interest income after the provision for loan losses increased 59.4% to $4.4 million, up from $2.7 million in the prior year’s fourth quarter.

          “Asset quality remained strong in 2006,” stated George Fort, Chief Financial Officer.  “Our non-performing loans accounted for only 0.85% of total loans at year end and net charge offs to average loans were only 0.41% for 2006.  Loan reserves to total loans were 1.28% at year-end 2006.”

          Non-interest income grew 21.3% to $639,000 compared with $527,000 in the fourth quarter of 2005.  Non-interest income benefited from growth in service charges on deposit accounts and gain on sale of loans.  Gain on loan sales rose 75.5% to a record $846,000 in the fourth quarter of 2006 compared with $482,000 in the fourth quarter of 2005.  The 2006 gain was offset somewhat by a $296,000 loss associated with the disposal of repossessed assets in other non-interest income.

          Average weighted diluted shares outstanding increased 33.8% to 4.9 million in the fourth quarter of 2006 from 3.6 million in the fourth quarter of 2005. The increase in shares was due to the Company’s initial public stock offering of 1.15 million shares sold in June 2006.

          Annualized return on average assets was 1.05% and return on average equity was 12.58% for the fourth quarter of 2006.  Tennessee Commerce’s efficiency ratio was 39.08% in the fourth quarter of 2006 compared with 41.25% in the fourth quarter of 2005.

          2006 Results

          Net income for 2006 rose 54.8% to a record $4.7 million, or $1.14 per diluted share, compared with $3.1 million, or $0.87 per diluted share, in 2005.  Average weighted shares outstanding increased 18.2% to 4.2 million in 2006 compared with 3.5 million in 2005, primarily due to the Company’s initial public stock offering.

          Total assets rose 54.4% to $623.6 million and net loans increased 56.5% to $538.5 million in 2006 compared with 2005.  Return on average assets was 0.95% and return on average equity increased to 12.68% in 2006.

          “Strong loan demand was a major factor in our assets exceeding our goals for the year,” stated Mr. Sapp.  “We continue to benefit from our strong local economy and loans originated by our third-party associates.  The increased loan demand allowed us to almost double our gain on sale of loans to $2.0 million in 2006.  In addition, we benefited from higher fees from loans syndicated during the year.”

          Net interest income rose 42.2% to $19.4 million in 2006 compared with $13.6 million in 2005.  Net interest margin was 3.98% for the 2006 period compared with 4.44% for the same period in 2005.

          Provision for loan losses was $4.4 million in 2006 compared with $3.7 million for the same period in 2005.  The increase was primarily related to the overall growth in the loan portfolio.

          About Tennessee Commerce Bancorp, Inc.

          Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp’s operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation’s filings with the Securities and Exchange Commission.

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 (UNAUDITED) AND DECEMBER 31, 2005

(dollars in thousands except share data)

	December 31, 2006	December 31, 2005

ASSETS
Cash and due from financial institutions	$177	$6,877
Federal funds sold	13,820	12,535

Cash and cash equivalents	13,997	19,412
Securities available for sale	56,943	31,992
Loans	545,518	348,586
Allowance for loan losses	(6,968)	(4,399)

Net loans	538,550	344,187
Premises and equipment, net	1,633	769
Accrued interest receivable	4,116	2,148
Restricted equity securities	633	383
Deferred tax asset	720	490
Other assets	7,011	4,659

Total assets	$623,603	$404,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$17,001	$33,372
Interest-bearing	543,566	334,333

Total deposits	560,567	367,705
Accrued interest payable	1,728	1,126
Accrued bonuses	623	430
Long-term subordinated debt	8,248	8,248
Other liabilities	1,213	101

Total liabilities	572,379	377,610
Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at December 31, 2006 and December 31, 2005	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares at December 31, 2006 and 5,000,000 at December 31, 2005; Issued and outstanding 4,451,674 at December 31, 2006 and 3,238,674 at December 31, 2005	2,226	1,619
Additional paid-in capital	40,755	21,401
Retained earnings	8,530	3,781
Accumulated other comprehensive income (loss)	(287)	(371)

Total shareholders’ equity	51,224	26,430

Total liabilities and shareholders’ equity	$623,603	$404,040

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005
THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)

(dollars in thousands except share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,

	2006	2005	2006	2005

Interest income
Loans, including fees	$38,382	$22,488	$11,439	$6,661
Securities	2,216	967	687	318
Federal funds sold	647	178	361	60

Total interest income	41,245	23,633	12,487	7,039
Interest Expense
Deposits	21,216	9,567	6,795	3,258
Other	652	439	139	150

Total interest expense	21,868	10,006	6,934	3,408

Net interest income	19,377	13,627	5,553	3,631
Provision for loan losses	4,350	3,700	1,200	900

Net interest income after provision for loan losses	15,027	9,927	4,353	2,731
Non interest income
Service charges on deposit accounts	202	114	61	35
Mortgage banking	89	105	28	30
Gain on sale of loans	2,025	1,106	846	482
Other	(553)	(14)	(296)	(20)

Total non interest income	1,763	1,311	639	527
Non interest expense
Salaries and employee benefits	5,047	3,700	1,194	1,056
Occupancy and equipment	844	629	216	182
Data processing fees	701	474	194	137
Professional fees	786	398	272	123
Other	1,678	1,045	544	217

Total non interest expense	9,056	6,246	2,420	1,715

Income before income taxes	7,734	4,992	2,572	1,543
Income tax expense	2,985	1,925	994	479

Net income	$4,749	$3,067	$1,578	$1,064
Unrealized gains (losses) on securities, net	84	(237)	(58)	(149)

Comprehensive income (loss)	$4,833	$2,830	$1,520	$915
Earnings per share (EPS):
Basic EPS	$1.24	$0.95	$0.36	$0.33
Diluted EPS	1.14	0.87	0.33	0.30
Weighted average shares outstanding:
Basic	3,822,655	3,238,674	4,450,489	3,238,674
Diluted	4,160,683	3,520,432	4,850,413	3,624,574

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands except ratios and share data)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Earnings:
Net Interest Income	$5,553	$3,631	$19,377	$13,627
Non-Interest Income	639	527	1,763	1,311
Provision for Loan Losses	1,200	900	4,350	3,700
Operating Expense	2,420	1,715	9,056	6,246
Operating Income	2,572	1,543	7,734	4,992
Applicable Tax	994	479	2,985	1,925

Net Income	$1,578	$1,064	$4,749	$3,067

Total Assets	$623,603	$404,040	$623,603	$404,040
Net Loans	538,550	344,187	538,550	344,187
Earning Assets	610,322	388,714	610,322	388,714
Allowance for Loan Losses	6,968	4,399	6,968	4,399
Deposits	560,567	367,705	560,567	367,705
Shareholders’ Equity	$51,224	$26,430	$51,224	$26,430
Total Shares Outstanding	4,451,674	3,238,674	4,451,674	3,238,674
Significant Ratios:
Net Interest Margin	3.80%	3.97%	3.98%	4.44%
Return on Average Assets	1.05%*	1.13%*	0.95%	0.97%
Return on Average Equity	12.58%*	16.46%*	12.68%	12.29%
Efficiency Ratio	39.08%	41.25%	42.84%	41.81%
Loan Loss Reserve/Net Loans	1.29%	1.28%	1.29%	1.28%
Basic Earnings per Share	$0.36	$0.33	$1.24	$0.95
Diluted Earnings per Share	$0.33	$0.30	$1.14	$0.87

* annualized

SOURCE  Tennessee Commerce Bancorp, Inc.
           -0-                                                       01/24/2007
           /CONTACT:  George Fort, Chief Financial Officer of Tennessee Commerce Bancorp, Inc., +1-615-599-2274 /
           (TNCC)